UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 22, 2017 (December 18, 2017)

HEALTHCARE REALTY TRUST INCORPORATED
(Exact Name of Registrant as Specified in Charter)

MARYLAND	001-11852	62-1507028
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3310 West End Avenue, Suite 700, Nashville, Tennessee 37203
(Address of principal executive offices) (Zip Code)

(615) 269-8175
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 18, 2017, Healthcare Realty Trust Incorporated (the “Company”) entered into an amendment to its Term Loan due 2019 (the “Term Loan”) with Wells Fargo Bank, National Association, as Administrative Agent; PNC Bank, National Association, as Syndication Agent; U.S. Bank National Association, Fifth Third Bank and Branch Banking and Trust Company as Co-Documentation Agents; and the following additional lenders: Bank of Montreal – Chicago Branch; First Tennessee Bank, The Bank of Nova Scotia, National Association; and Pinnacle National Bank.

The amendment to the Term Loan extends the maturity date to December 16, 2022 and reduces the spread over LIBOR relating to the cost of borrowing by 10 basis points, based on the Company's current unsecured debt ratings. As amended, the Term Loan bears interest at a rate equal to (x) LIBOR plus (y) a margin ranging from 0.90% to 1.75% (currently 1.10% under the amendment) based upon the Company’s unsecured debt ratings (the "Applicable Margin"). Prior to the amendment, the cost of borrowing under the Term Loan was equal to (x) LIBOR plus (y) a margin ranging from 1.00% to 1.95% (1.20% immediately prior to the amendment). $150.0 million will remain outstanding under the Term Loan.

On December 20, 2017, the Company entered into two interest rate swaps totaling $25.0 million to hedge the 1-month LIBOR portion of the cost of borrowing under the Term Loan to a fixed rate of interest of 2.18% through December 16, 2022, to which the Applicable Margin will be added (currently 1.10%). The remainder of the Term Loan will continue to be subject to the variable 1-month LIBOR rate.

The above description of the amendment to the Term Loan does not purport to be complete and is qualified in its entirety by the full text of the amendment, which is filed hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent applicable, the information contained in Item 1.01 concerning the Company’s direct financial obligations is incorporated herein by reference.

Item 8.01. Other Events.

Since November 1, 2017, the Company has acquired 6 medical office buildings for a total of $119.3 million.
On December 13, 2017, the Company closed on the purchase of two of the buildings in the previously announced Atlanta portfolio acquisition for a total of $41.2 million with an expected first-year yield of 5.3%. The purchase price included the assumption of $15.2 million in mortgage loans. These two buildings are located on WellStar Health campuses and comprise 99,598 square feet.
On December 18, 2017, the Company closed on the purchase of the remaining two buildings in the previously announced Atlanta portfolio. These two buildings are also located on WellStar Health campuses and comprise 107,308 square feet for a total purchase price of $40.5 million with an expected yield of 5.3%. The purchase price included the assumption of mortgage loans in the total amount of $18.5 million.
The above two transactions complete the Company’s previously announced Atlanta portfolio acquisition. The total investment in the Atlanta portfolio includes eight buildings for an aggregate purchase price of $193.8 million, including $33.7 million in assumed mortgage debt. The four assumed mortgage loans have a blended interest rate of 3.99%. The properties are expected to generate a yield of 5.2% in 2018.
On December 18, 2017, the Company acquired a 99,526 square foot medical office building located on the campus of Amita Health's St. Alexius Medical Center in Chicago, Illinois for a purchase price of $28.8 million. This building is 87.9% leased and the first-year yield is expected to be 6.0%. Amita Health is a joint operating company formed by Ascension Health and Adventist Health in 2015.

On December 18, 2017, the Company acquired a 32,828 square foot medical office building located adjacent to UW Medicine’s Valley Medical Center in Seattle, Washington for a purchase price of $8.8 million. This building is 95.0% leased and the first-year yield is expected to be 5.6%.
The Company’s total acquisitions for 2017 are comprised of 15 properties for a total of $324.7 million and 869,901 square feet.
Item 9.01. Financial Statements and Exhibits.

10.1
Second Amendment to Term Loan, dated as of December 18, 2017, by and among the Company, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the other Lenders named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE REALTY TRUST INCORPORATED
	By:	/s/ J. Christopher Douglas
J. Christopher Douglas
Executive Vice President and Chief Financial Officer
December 22, 2017